Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 33-63061, 33-37293, 333-00997, 333-137739, 333-162180, and 333-162137) and the Registration Statement on Form S-3 (No. 333-177140) of ConAgra Foods, Inc. of our report dated November 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting of Ralcorp Holdings, Inc., which appears in this Current Report on Form 8-K of ConAgra Foods, Inc. dated January 3, 2013.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

January 3, 2013